EXHIBIT 99.1

Steiner Leisure Limited Announces Third Quarter 2014 Financial Results

NASSAU, The Bahamas, Oct. 29, 2014 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the third quarter and nine months ended September 30, 2014.

Steiner Leisure's revenues for the third quarter ended September 30, 2014 increased 2.3% to $219.7 million from $214.8 million during the comparable quarter in 2013. Net income for the third quarter of 2014 was $12.1 million compared with $11.5 million for the same quarter in 2013.

Earnings per share for the third quarter ended September 30, 2014 was $0.87 per share compared with $0.77 per share for the comparable quarter in 2013. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2014 increased 1.8% to $645.7 million from $634.5 million during the comparable nine months in 2013. Net income for the nine months ended September 30, 2014 was $27.8 million compared with $36.5 million for the same nine months in 2013.

Earnings per share for the nine months ended September 30, 2014 was $1.93 per share compared with $2.46 per share for the comparable nine months in 2013. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post-secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 148 ships, including Azamara Club Cruises, Carnival Cruise Lines, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 64 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 127 treatment centers (17 of which are operated by franchisees) across 31 states, as well as two locations in Canada.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post-secondary schools (comprised of a total of 32 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Joliet, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Arlington, Houston and Richardson, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, October 30, 2014. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately five minutes before the scheduled time. The password is "Steiner." The call is available for replay from Thursday, October 30, 2014 (approximately 3 hours after the call takes place) through Thursday, November 6, 2014 at approximately 5:00 pm (ET). You may reach it by dialing (203) 369-0501 for both domestic and international calls. The password is "33146."

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Services	$ 149,389	$ 148,323	$ 451,098	$ 444,635
Products	70,288	66,508	194,578	189,863
Total revenues	219,677	214,831	645,676	634,498

Cost of Sales:
Cost of services	126,452	126,732	378,546	367,939
Cost of products	44,561	43,783	128,851	126,467
Total cost of sales	171,013	170,515	507,397	494,406
Gross profit	48,664	44,316	138,279	140,092

Operating Expenses:
Administrative	17,472	11,526	46,850	38,667
Salary and payroll taxes	16,419	18,533	56,762	56,455
Total operating expenses	33,891	30,059	103,612	95,122
Income from operations	14,773	14,257	34,667	44,970

Other Income (Expense):
Interest expense	(712)	(899)	(2,165)	(3,455)
Other income	202	132	671	435
Total other income (expense)	(510)	(767)	(1,494)	(3,020)

Income before provision for income taxes	14,263	13,490	33,173	41,950

Provision for income taxes	2,157	2,038	5,423	5,466

Net income	$ 12,106	$ 11,452	$ 27,750	$ 36,484

Income per share:
Basic	$ 0.88	$ 0.78	$ 1.94	$ 2.49
Diluted	$ 0.87	$ 0.77	$ 1.93	$ 2.46

Weighted average shares outstanding:
Basic	13,771	14,661	14,299	14,648
Diluted	13,883	14,912	14,393	14,826

STATISTICS

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Average number of ships served[1]:	147	157	149	155
Spa	108	116	111	114
Non-Spa	39	41	38	41

Average total number of staff on ships served:	2,582	2,706	2,633	2,690
Spa	2,217	2,332	2,275	2,317
Non-Spa	365	374	358	373

Revenue per staff per day[2]:	$ 418	$ 414	$ 409	$ 414
Spa	$ 434	$ 433	$ 427	$ 434
Non-Spa	$ 319	$ 297	$ 297	$ 288

Average weekly revenues:	$ 51,285	$ 49,938	$ 50,679	$ 50,263
Spa	$ 62,180	$ 61,093	$ 61,416	$ 61,755
Non-Spa	$ 20,959	$ 18,792	$ 19,493	$ 18,311

Average number of land-based spas served [3]	63	67	65	67

Average weekly land-based spas revenues	$ 25,998	$ 27,497	$ 27,386	$ 28,934

Total schools revenues	$ 19,907,000	$ 20,203,000	$ 58,620,000	$ 59,383,000

Total wholesale and retail product revenues	$ 41,775,000	$ 35,879,000	$ 108,838,000	$ 99,313,000

Average number of Ideal Image locations [3,4]	110	95	109	87

Average weekly Ideal Image revenues	$ 25,583	$ 25,400	$ 27,023	$ 28,332

Ideal Image revenues	$ 36,986,000	$ 31,565,000	$ 114,874,000	$ 96,323,000

Ideal Image cash revenues [5]	$ 34,423,000	$ 37,408,000	$ 106,099,000	$ 120,693,000

[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based day spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] "Cash revenues" are non-generally accepted accounting principles ("non-GAAP") as defined by the Securities and Exchange Commission. Management believes that the presentation of cash revenues serves to enhance the understanding of Ideal Image's performance. This non-GAAP measure should be considered in addition to and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). See below for a reconciliation of GAAP results to the non-GAAP measures.

	Reconciliation of Non-GAAP Measures ($ in thousands)
	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Ideal Image revenues	$ 36,986	$ 31,565	$ 114,874	$ 96,323
Accrual to cash adjustments	(2,563)	5,843	(8,775)	24,370
Ideal Image cash revenues	$ 34,423	$ 37,408	$ 106,099	$ 120,693
CONTACT: Leonard I. Fluxman
         President and Chief Executive Officer
         (305) 358-9002, ext. 1215